Great-West Life & Annuity Insurance Company
2005 Executive Deferred Compensation Plan

Effective as of March 24, 2009

1760541.3

TABLE OF CONTENTS

PREAMBLE		1

ARTICLE I DEFINITIONS		2
1.1	Account	2
1.2	Adoption Agreement	2
1.3	Affiliate	2
1.4	Aggregated Plan	2
1.5	Beneficiary	2
1.6	Benefit Benchmark	2
1.7	Board	2
1.8	Change in Control Event	2
1.9	Code	7
1.10	Commissions	7
1.11	Compensation	7
1.12	Compensation Deferral Agreement	7
1.13	Compensation Deferrals	7
1.14	Conflict of Interest Divestiture	7
1.15	Corporate Dissolution	7
1.16	De Minimis Distribution	7
1.17	Distributable Event	7
1.18	Domestic Partner	8
1.19	Domestic Relations Order	8
1.20	Effective Date	8
1.21	Eligible Individual	8
1.22	ERISA	8
1.23	Income Inclusion Under Code § 409A	8
1.24	Interim Distribution Date	8
1.25	Investment Commissions	8
1.26	Investment Credits and Debits	9
1.27	Nonqualified Deferred Compensation Plan	9
1.28	Participant	9
1.29	Performance-Based Compensation	9
1.30	Plan	10
1.31	Plan Administrator	10
1.32	Plan Sponsor	10
1.33	Plan Termination Following a Change in Control Event	11
1.34	Plan Termination Following a Corporate Dissolution	11
1.35	Plan Termination in Connection with Termination of Certain Similar Arrangements	11
1.36	Regular Salary	11
1.37	Sales Commissions	11
1.38	Separation from Service	11
1.39	Specified Employee	13
1.40	Spouse	13
1.41	Taxable Year	14
1.42	Trust	14

i

1.43	Trustee	14
1.44	Unforeseeable Emergency	14
1.45	Valuation Date	14
1.46	Without Good Cause	14
ARTICLE II ELIGIBILITY AND PARTICIPATION		14
2.1	Eligibility	14
2.2	Participation	15
2.3	Compensation Deferral Agreement	15
2.4	Subsequent Changes in Form of Payment	17
2.5	Matching Credits and Discretionary Credits	17
2.6	Establishing a Reserve for Plan Liabilities	17
ARTICLE III PARTICIPANT ACCOUNTS AND REPORTS		17
3.1	Establishment of Accounts	17
3.2	Account Maintenance	18
3.3	Investment Credits and Debits	18
3.4	Participant Statements	19
ARTICLE IV WITHHOLDING OF TAXES		19
4.1	Withholding from Compensation	19
4.2	Withholding from Benefit Distributions	19
ARTICLE V VESTING		19
5.1	Vesting	19
ARTICLE VI PAYMENTS		20
6.1	Benefits	20
6.2	Separation from Service Payment	20
6.3	Conflict of Interest Divestiture	21
6.4	Death Benefit	21
6.5	Domestic Relations Order Payment	21
6.6	Unforeseeable Emergency Distribution	22
6.7	Election to Receive Interim Distributions	22
6.8	Payment upon Income Inclusion Under § 409A	23
6.9	Permissible Delay in Payments	23
6.10	Beneficiary Designation	24
6.11	Claims Procedure	24
ARTICLE VII CANCELLATION OF DEFERRALS		29
7.1	Unforeseeable Emergency	29
7.2	Disability	30
ARTICLE VIII PLAN ADMINISTRATION		30
8.1	Appointment	30
8.2	Duties of Plan Administrator	30
8.3	Plan Sponsor	31
8.4	Plan Administration and Interpretation	31
8.5	Powers, Duties, Procedures	31
8.6	Information	31
8.7	Indemnification of Plan Administrator	32
ARTICLE IX TRUST FUND		32

ii

9.1	Trust	32
9.2	Unfunded Plan	32
9.3	Assignment and Alienation	32
ARTICLE X AMENDMENT AND PLAN TERMINATION		32
10.1	Amendment	32
10.2	Plan Termination	33
10.3	Plan Termination Following a Change in Control Event	33
10.4	Plan Termination Following a Corporate Dissolution	34
10.5	Plan Termination in Connection with Termination of Certain Similar Arrangements	34
10.6	Effect of Payment	35
ARTICLE XI MISCELLANEOUS		35
11.1	Total Agreement	35
11.2	Employment Rights	36
11.3	Non-Assignability	36
11.4	Binding Agreement	36
11.5	Receipt and Release	36
11.6	Furnishing Information	36
11.7	Compliance with Code § 409A	36
11.8	Insurance	37
11.9	Governing Law	37
11.10	Headings and Subheadings	37

1706541.3

iii

PREAMBLE

The Great-West Life & Annuity Insurance Company Executive Deferred Compensation Plan (the “Grandfathered Plan”) was established effective as of January 1, 1993 for the benefit of a select group of management or highly compensated Eligible Individuals.  Effective as of December 31, 2004, the Grandfathered Plan was frozen, and no further amounts were deferred under that plan as of such date.  The terms of the Grandfathered Plan as of October 3, 2004 continue to govern the amount deferred under that plan as of December 31, 2004.

Effective as of January 1, 2005, the Great-West Life & Annuity Insurance Company 2005 Executive Deferred Compensation Plan (the “Plan”) was established to provide benefits similar to those provided under the Grandfathered Plan in compliance with Code § 409A.  The Plan document, together with the Adoption Agreement, were amended and restated effective as of January 1, 2008.  Such amendment and restatement apply to all amounts deferred under the Plan on or after January 1, 2005.

Effective as of March 24, 2009, the Plan was again amended and restated to reflect certain changes to the Plan.

Participants in the Plan shall have no right, either directly or indirectly, to anticipate, sell, assign or otherwise transfer any benefit accrued under the Plan.  In addition, no Participant shall have any interest in any assets set aside as a source of funds to satisfy benefit obligations under the Plan.  Participants shall have the status of general unsecured creditors of the Plan Sponsor, and the Plan shall constitute an unsecured promise by the Plan Sponsor to make benefit payments in the future.

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA §§201(2) and 301(a)(3), is intended to comply with the requirements of Code §409A and the regulations and binding guidance issued thereunder to avoid adverse tax consequences and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

1760541.3

ARTICLE I

DEFINITIONS

1.1
Account  The bookkeeping account established for each Participant to record his or her benefit under the Plan.  Where the context so requires, references to the Participant’s Account, or to the Participant’s vested Account, shall mean the applicable portion of the Account attributable to a specific Taxable Year.

1.2	Adoption Agreement The written instrument by which the Plan Sponsor establishes or amends a Nonqualified Deferred Compensation Plan for Eligible Individuals.

1.3	Affiliate Any corporation or business entity that would be considered a single employer with the Plan Sponsor pursuant to Code §§ 414(b) or 414(c).

1.4	Aggregated Plan A nonqualified deferred compensation plan that is required to be aggregated and treated with the Plan as a single plan under Code § 409A.

1.5
Beneficiary  An individual, individuals, trust or other entity designated by the Participant to receive his or her benefit in the event of the Participant’s death.  If more than one Beneficiary survives the Participant, the Participant’s benefit shall be divided equally among all such Beneficiaries, unless otherwise provided in the Beneficiary Designation form.  Nothing herein shall prevent the Participant from designating primary and contingent Beneficiaries.

1.6
Benefit Benchmark The rate of growth credited to an Account on the first date of each calendar month which shall be equal to the Moody’s Long-Term Corporate Bond Yield Averages for the previous calendar month plus 0.45% (if such index is no longer published, a substantially similar index shall be selected by the Board).

1.7	Board The Board of Directors of the Plan Sponsor identified in Section I of the Adoption Agreement, or similar governing body if such Plan Sponsor has no Board of Directors.

1.8
Change in Control Event  A Change in Ownership, Change in Effective Control or Change in Ownership of a Substantial Portion of Assets, as elected by the Plan Sponsor in the Adoption Agreement, of a corporation identified in Section 1.8(e).

(a)	Change in Effective Control of the Corporation

(i)	Notwithstanding that a corporation has not undergone a Change in Ownership, a Change in Effective Control occurs on the date that either:

(1)
any one person or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Persons Acting as a Group) ownership of stock of the corporation possessing 30  percent or more of the total voting power of the stock of such corporation; or

(2)
a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this Section 1.8(a)(i)(2) the term corporation refers solely to the relevant corporation identified in Section 1.8(e) for which no other corporation is a majority shareholder for purposes of that section.

In the absence of an event described in Section 1.8(a)(i)(a) or Section 1.8(a)(i)(b) a Change in Effective Control will not have occurred.

(ii)
A Change in Effective Control may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Ownership or a Change in Ownership of a Substantial Portion of Assets.

(iii)
If any one person or Persons Acting as a Group, is considered to effectively control a corporation (within the meaning of this Section 1.8(a)), the acquisition of additional control of the corporation by the same person or Persons Acting as a Group is not considered to cause a Change in Effective Control (or to cause a Change in Ownership within the meaning of Section 1.8(b)).

(b)
Change in the Ownership of the Corporation.  A Change in Ownership occurs on the date that any one person or Persons Acting as a Group, acquires ownership of stock of the corporation that, together with stock held by such person or Persons Acting as a Group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

However, if any one person or Persons Acting as a Group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or Persons Acting as a Group is not considered to cause a Change in Ownership (or to cause a Change in Effective Control).  An increase in the percentage of stock owned by any one person or Persons Acting as a Group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of a Change in Ownership.  A Change in Ownership applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(c)	Change in the Ownership of a Substantial Portion of a Corporation’s Assets

(i)
A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person or Persons Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Persons Acting as a Group) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii)
There is no Change in Ownership of a Substantial Portion of Assets when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this Section 1.8(c)(ii).  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

(1)	a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(3)	a person or Persons Acting as a Group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(4)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1.8(c)(ii)(c.).

For purposes of this Section 1.8(c)(ii) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

(d)	Persons Acting as a Group

(i)
With regards to Change in the Ownership, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(ii)
With regards to Change in Effective Control, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(iii)
With regards to Change in Ownership of a Substantial Portion of Assets, persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or similar business transaction with the corporation.  If a person, including an entity shareholder owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)	To constitute a Change in Control Event as to a Participant, the Change in Control Event must relate to:

(i)	the corporation with respect to which the Participant is an Eligible Individual at the time of the Change in Control Event;

(ii)
the corporation that is liable for the payment of the Account (or all corporations liable for the payment if more than one corporation is liable) but only if either the Participant’s benefits under the Plan are attributable to the performance of services by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose in making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(iii)
a corporation that is a majority shareholder of a corporation identified in Sections 1.8(e)(i) or 1.8(e)(ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Section 1.8(e)(i) or Section 1.8(e)(ii).  With regard to a relevant corporation, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(f)	Stock Ownership. For the purposes of this Section 1.8, ownership of stock will be determined by the application of Code §318(a). Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §§ 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.  In addition, mutual and cooperative corporations are treated as having stock for purposes of this Section 1.8(f).

1.9
Code The Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.10	Commissions Shall mean both Investment Commissions and Sales Commissions.

1.11	Compensation Shall mean a Participant’s Regular Salary, bonuses, Commissions, Performance-Based Compensation, and director fees, as elected by the Plan Sponsor in the Adoption Agreement.

1.12
Compensation Deferral Agreement  The written agreement between an Eligible Individual and the Plan Sponsor to defer receipt by the Eligible Individual of Compensation, which shall be in such form as the Plan Administrator shall determine.  Such agreement shall state the deferral amount or percentage of Compensation to be withheld from the Eligible Individual’s Compensation and shall state the date on which the agreement is effective, as provided at Section 2.3.

1.13	Compensation Deferrals That portion of a Participant’s Compensation which is deferred under the terms of this Plan.

1.14	Conflict of Interest Divestiture Shall have the meaning set forth in Section 6.3.

1.15	Corporate Dissolution A corporate dissolution taxed pursuant to Code §331 or with the approval of a bankruptcy court pursuant to section 503(b)(1)(A) of title 11, United States Code.

1.16	De Minimis Distribution Shall have the meaning elected by the Plan Sponsor in the Adoption Agreement.

1.17
Distributable Event  The events entitling a Participant or Beneficiary to a payment of benefits under the Plan, which shall be: Separation from Service; death; the occurrence of an Interim Distribution Date; the occurrence of an Unforeseeable Emergency; Plan Termination Following a Change of Control Event, if applicable; Plan Termination Following a Corporate Dissolution; Plan Termination in Connection with Termination of Certain Similar

Arrangements; Conflict of Interest Divestiture; Domestic Relations Order; and Income Inclusion Under Code § 409A.

1.18
Domestic Partner  Shall have the meaning elected by the Plan Sponsor in the Adoption Agreement.  The Plan Administrator in its sole discretion shall determine whether an individual meets the requirements of a Domestic Partner and shall have the right to request documentary proof of the existence of a Domestic Partner relationship, which proof may include, but is not limited to, a joint checking account, a joint mortgage or lease, driver’s licenses showing the same address, the registration of a domestic partnership or civil union in states that recognize such relationships or such other proof as the Plan Administrator may determine.

1.19
Domestic Relations Order  Any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant and is made pursuant to a State domestic relations law (including a community property law).

1.20	Effective Date The date as of which the Plan becomes effective or is amended, as selected in the Adoption Agreement.

1.21
Eligible Individual  Any common-law employee, independent contractor or non-employee director who provides services to the Plan Sponsor and is designated by the Plan Sponsor as eligible to participate in the Plan in accordance with Section 2.1.  Only those individuals who are part of a select group of management or highly compensated individuals, as determined by the Plan Sponsor in its sole discretion, may be designated as Eligible Individuals under the Plan.

1.22
ERISA  The Employee Retirement Income Security Act of 1974, as amended.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.23	Income Inclusion Under Code § 409A Shall have the meaning set forth in Section 6.9.

1.24	Interim Distribution Date Shall have the meaning elected by the Plan Sponsor in the Adoption Agreement.

1.25
Investment Commissions  The Compensation or the portion of Compensation earned by a Participant that meets the following requirements: (a) a substantial portion of the services provided by the Participant for such Compensation consists of sales of financial products or other direct customer services to an unrelated customer with respect to customer assets or customer asset accounts; (b) the customer retains the right to terminate the customer relationship and may move or liquidate the assets or asset accounts without undue delay (which may be subject to a reasonable notice period); (c) such Compensation consists of a portion of the value of the overall assets or asset account balance, an amount substantially all of which is calculated by reference to the increase in the value of the overall assets or account balance during a specified period, or both; and (d) the value of the overall assets or account balance and Investment Commission is determined at least annually.  For this purpose, a customer is treated as an unrelated customer only if the customer is not related (within the meaning of Code § 409A) to either the Plan Sponsor, any Affiliate or the Participant.  Notwithstanding the foregoing, Compensation involving a related customer will be treated as an Investment Commission provided that (x) the Compensation otherwise meets the requirements set forth in this section, (y) substantial sales from which Investment Commissions arise are made, or substantial services from which Investment Commissions arise are provided, to unrelated customers by the Plan Sponsor or an Affiliate and (z) the sales and service arrangement and the commission arrangement with respect to the related customers are bona fide, arise from the Plan Sponsor’s or Affiliate’s ordinary course of business and are substantially the same, both in terms and in practice, as the terms and practices applicable to unrelated customers (within the meaning of Code § 409A) to which (individually or in the aggregate) substantial sales are made or substantial services provided by the Plan Sponsor or an Affiliate.

1.26
Investment Credits and Debits  Bookkeeping adjustments to Participants’ Accounts to reflect the hypothetical interest, earnings, appreciation, losses and depreciation that would be accrued or realized if assets equal to the value of such Accounts were invested in accordance with such Participants’ Benefit Benchmarks.

1.27
Nonqualified Deferred Compensation Plan  A pension plan, within the meaning of ERISA §201(2), the purpose of which is to permit a select group of management or highly compensated Eligible Individuals to defer receipt of a portion of their Compensation to a future date.

1.28
Participant  An Eligible Individual who is currently deferring a portion of his or her Compensation under this Plan, or an Eligible Individual or former Eligible Individual who is still entitled to the payment of benefits under the Plan.

1.29
Performance-Based Compensation  Compensation, the amount of which, or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months.  Organizational or individual performance criteria are considered pre-established if established in writing by no later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.  Performance-Based Compensation does not include any amount, or portion of any amount, that will be paid either regardless of performance or based upon a level of performance that is substantially certain to be met at the time the criteria is established.  If payments are based upon the satisfaction of subjective criteria, the subjective performance criteria must be bona fide and relate to the performance of the Participant, a group that includes the Participant or a business unit for which the Participant provides services, and the determination that any subjective performance criteria have been met must not be made by the Participant, a family member of the Participant or a person under the effective control of the Participant or a family member of the Participant or where any amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or family member of the Participant.  Compensation determined by reference to the value of the Plan Sponsor or an Affiliate, or the stock of the Plan Sponsor or an Affiliate, shall be Performance Based Compensation only as provided under Code § 409A and the regulations and binding guidance issued thereunder.  Performance-Based Compensation shall not include any amounts paid under any long-term incentive plan.

1.30	Plan The Nonqualified Deferred Compensation Plan established by the Plan Sponsor under the terms of this Basic Plan Document and the accompanying Adoption Agreement.

1.31
Plan Administrator  The individual(s) or committee appointed by the Board or the Executive Committee of the Board to administer the Planas provided herein.  If no such appointment is made, the highest-ranking officer in the Human Resources department of the Plan sponsor identified in Section I of the Adoption Agreement shall serve as the Plan Administrator.  Any individual serving as the Plan Administrator may be removed at any time in the sole discretion of the Board or Executive Committee of the Board.  In no event shall a Plan Administrator who is a Participant be permitted to make decisions regarding solely his or her own benefits under this Plan; rather, such decisions shall be made by the other members of any committee appointed to act as the Plan Administrator or, if no such committee has been appointed, the most senior officer of the Plan Sponsor identified in Section I of the Adoption Agreement whose benefits are not at issue in the decision.

1.32
Plan Sponsor  The corporation or business entity identified in Section I of the Adoption Agreement, including any successor to such corporation or business that assumes the obligations of such corporation or business.  The term Plan Sponsor shall also include, where appropriate, any entity affiliated with the Plan Sponsor which adopts the Plan with the consent of the Plan Sponsor and is listed on Exhibit A attached to the Adoption Agreement.  Only the Plan Sponsor identified in Section I of the Adoption Agreement shall have the power to amend this Plan, appoint the Plan Administrator, or exercise any of the powers described in Section 8.3 hereof.

1.33	Plan Termination Following a Change in Control Event Shall have the meaning set forth in Section 10.3.

1.34	Plan Termination Following a Corporate Dissolution Shall have the meaning set forth in Section 10.4.

1.35	Plan Termination in Connection with Termination of Certain Similar Arrangements Shall have the meaning set forth in Section 10.5.

1.36
Regular Salary  The Participant’s gross income paid by the Plan Sponsor during the Taxable Year as reportable on Internal Revenue Service Forms W-2 and 1099, including amounts excludible from gross income that are contributed by the Participant on a pre-tax basis to a salary reduction retirement or welfare plan (including amounts contributed to this Plan), but excluding Commissions, bonuses, Performance-Based Compensation, director fees, or any other irregular payments.

1.37
Sales Commissions  Compensation earned by a Participant that meets the following requirements: (a) a substantial portion of the services provided by the Participant for the Compensation consists of the direct sale of a product or service to an unrelated customer; (b) the Compensation paid by the Plan Sponsor consists of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales; and (c) payment of the Compensation is either contingent upon the Plan Sponsor or Affiliate receiving payment from an unrelated customer for the product or services or, if applied consistently to all similarly situated Participants, is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Plan Sponsor or Affiliate before the closing of the sales transaction.  For this purpose, a customer will be treated as an unrelated customer only if the customer is not related (within the meaning of Code § 409A) to either the Plan Sponsor, any Affiliate or the Participant.  Notwithstanding the foregoing, Compensation involving a related customer will be treated will be treated as a Sales Commission provided that (x) the Compensation otherwise meets the requirements set forth in this section, (y) substantial sales from which Sales Commissions arise are made, or substantial services from which Sales Commissions arise are provided, to unrelated customers by the Plan Sponsor or an Affiliate and (z) the sales and service arrangement and the commission arrangement with respect to the related customers are bona fide, arise from the Plan Sponsor’s or Affiliate’s ordinary course of business and are substantially the same, both in terms and in practice, as the terms and practices applicable to unrelated customers (within the meaning of Code § 409A) to which (individually or in the aggregate) substantial sales are made or substantial services provided by the Plan Sponsor or an Affiliate.

1.38	Separation from Service A Participant shall have a Separation from Service under the circumstances described below.

(a)
Employees  A Participant who is a common law employee has a Separation from Service if the Participant voluntarily or involuntarily terminates employment with the Plan Sponsor and all Affiliates, for any reason other than death. A termination of employment occurs if the facts and circumstances indicate that the Plan Sponsor and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).  Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed 6 months, or if longer, so long as the Participant retains the right to reemployment with the Plan Sponsor or an Affiliate under an applicable statute or contract.  When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 6 months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month period of absence shall be substituted for the 6-month period above.

(b)
Independent Contractors  A Participant who is an independent contractor shall have a Separation from Service upon the expiration of all contracts under which services are performed for the Plan Sponsor and all Affiliates if the expiration constitute a good faith and complete termination of the contractual relationship.  An expiration does not constitute a good faith and complete termination of the contractual relationship if the Plan Sponsor or an Affiliate anticipates a renewal of a contractual relationship or the independent contractor becoming an employee.  For this purpose, a Plan Sponsor is considered to anticipate the renewal of the contractual relationship if the Plan Sponsor or an Affiliate intends to contract again for the services provided under the expired contract and the independent contractor has not been eliminated as a possible provider of services under any such new contract.  A Plan Sponsor is considered to intend to contract again for the services provided under an expired contract if doing so is conditioned only upon incurring a need for the services, the availability of funds or both.

(c)
Directors  Except as otherwise provided hereunder, a Participant who is a member of the Board shall be considered to be an Independent Contractor for purposes of determining whether the Participant has had a Separation from Service.

(d)
Dual Status  If a Participant provides services to the Plan Sponsor and any Affiliates as an employee and as an independent contractor, the Participant must have a Separation from Service with the Plan Sponsor and all Affiliates both as an employee and an independent contractor to have a Separation from Service.  Notwithstanding the foregoing, if a Participant provides services to the Plan Sponsor and any Affiliates as an employee and as a director, (1) the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee under the Plan if the Participant participates in the Plan as an employee, provided the Participant does not participate in any other nonqualified deferred compensation plan as a director that is aggregated with the Plan under Code §409A, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a director under the Plan if the Participant participates in the Plan as a director, provided the Participant does not participate in any other nonqualified deferred compensation plan as an employee that is aggregated with the Plan under Code §409A.

1.39
Specified Employee  A key employee (as defined in Code § 416(i) without regard to paragraph (5) thereof) of a Plan Sponsor or its Affiliates, any stock of which is publicly traded on an established securities market or otherwise.  A Participant is a key employee if the Participant meets the requirements of Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending each December 31.  If a Participant is a key employee at any time during the 12-month period ending on such December 31, the Participant is treated as a Specified Employee for the 12-month period beginning on the following April 1.  Whether any stock of a Plan Sponsor or its Affiliates is publicly traded on an established securities market or otherwise must be determined as of the date of the Participant’s Separation from Service.  Compensation that is excludable from an employee’s gross income on account of the location of the services or the location of the employer that is not effectively connected with the conduct of a trade or business within the United States shall not be treated as compensation for purposes of determining the identity of a key employee under this Section.

1.40	Spouse The individual to whom a Participant is married, or was married in the case of a deceased Participant who was married at the time of his or her death.

1.41	Taxable Year The 12-consecutive-month period beginning each January 1 and ending each December 31.

1.42
Trust  The agreement, if any, between the Plan Sponsor and the Trustee under which assets may be delivered by the Plan Sponsor to the Trustee to offset liabilities assumed by the Plan Sponsor under the Plan.  Any assets held under the terms of the Trust shall be the exclusive property of the Plan Sponsor and shall be subject to the creditor claims of the Plan Sponsor with respect to whom such Trust has been established.  Participants shall have no right, secured or unsecured, to any assets held under the terms of the Trust.

1.43	Trustee The institution named by the Plan Sponsor in the Trust agreement, if any, and any corporation which succeeds the Trustee by merger or by acquisition of assets or operation of law.

1.44
Unforeseeable Emergency  A severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s Spouse, Beneficiary or dependent (as defined in Code §152 without regard to §§ 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.45	Valuation Date The date on which Participant Accounts under the Plan are valued. The Valuation Date shall be the last day of each calendar month.

1.46
Without Good Cause  A Participant’s involuntary Separation from Service shall be without good cause if it occurs for reasons other than the Participant’s commission of a crime involving dishonesty or moral turpitude (e.g., fraud, theft, embezzlement, deception, etc.); misconduct, including but not limited to insubordinate behavior, by the Participant in the performance of his or her job duties and responsibilities; any conduct by the Participant of a nature which reflects negatively upon the Plan Sponsor or any Affiliate or which would prevent the Participant from being able to adequately perform his or her job duties and responsibilities (e.g., malicious, willful and wanton, or negligent conduct, etc.); the Participant’s failure to adequately perform his/her duties and responsibilities as such duties and responsibilities are, from time to time in the Plan Sponsor’s absolute discretion, determined; and the Participant’s breach of any of the Plan Sponsor’s established operating policies and procedures.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility The Plan Sponsor will designate in the Adoption Agreement those persons who shall be considered Eligible Individuals under the Plan.

2.2	Participation The Plan Administrator shall provide written notification to each Eligible Individual of his or her eligibility to participate in the Plan.

2.3
Compensation Deferral Agreement  In order to defer Compensation under the Plan for a given Taxable Year, an Eligible Individual must enter into a Compensation Deferral Agreement with the Plan Sponsor authorizing the deferral of all or part of the Participant’s Compensation for such Taxable Year.  The Compensation Deferral Agreement shall also specify the method of payment for benefits under the Plan and any Interim Distribution Date that shall apply with respect to amounts credited to the Participant’s Account for such Taxable Year.

Upon receipt of a properly completed and executed Compensation Deferral Agreement, the Plan Administrator shall notify the Plan Sponsor to withhold that portion of the Participant’s Compensation specified in the Agreement.  In no event will the Participant be permitted to defer more or less than the amount(s) specified by the Plan Sponsor in the Adoption Agreement.

The Compensation Deferral Agreement shall remain in effect for the duration of the period to which it relates.

Except as provided below, a Compensation Deferral Agreement must be completed and returned to the Plan Sponsor prior to the first day of the Taxable Year in which services are performed for the Compensation deferred and shall be irrevocable except as otherwise provided hereunder.

(a)
Initial Eligibility  If the Plan is established on a date other than the first day of a Taxable Year, or if an individual becomes an Eligible Individual on a date other than the first day of a Taxable Year and such individual has not at any time been eligible to participate in the Plan or any Aggregated Plan, the Compensation Deferral Agreement may be completed and returned to the Plan Sponsor within 30 days after the Effective Date or within 30 days of the Eligible Individual’s initial eligibility date.  In no event shall a Participant be permitted to defer Compensation with respect to services performed before the date on which the Compensation Deferral Agreement is signed by the Participant and accepted by the Plan Administrator.

(b)
Former Participants With No Account Balance  If an Eligible Individual who is a  former Participant has been paid all amounts deferred under the Plan and any Aggregated Plan and, on and before the date of the last payment, is not eligible to continue (or elect to continue) to participate in the Plan or any Aggregated Plan for periods after the last payment (other than through an election of a different time and form of payment with respect to the amounts paid), the Eligible Individual may be treated as initially eligible to participate in the Plan pursuant to subsection (a) above as of the first date following such last payment that the Eligible Individual again becomes eligible to participate in the Plan.

(c)
Participants Ineligible for Two Years  If an Eligible Individual who is a Participant or former Participant ceases being eligible to participate in the Plan and any Aggregated Plan, regardless of whether all amounts deferred under such plans have been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Individual may be treated as being initially eligible to participate in the Plan pursuant to subsection (a) above if the Eligible Individual has not been eligible to participate in the Plan or an Aggregated Plan (other than through the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the Eligible Individual again becomes eligible to participate in the Plan.

(d)
Performance-Based Compensation  A Compensation Deferral Agreement with respect to Performance-Based Compensation may be completed and returned to the Plan Sponsor no later than the date that is six months before the end of the performance period to which the Performance-Based Compensation relates, provided the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date upon which the Participant makes an initial deferral election, and further provided that in no event may an election to defer Performance-Based Compensation be made with respect to Compensation that has become readily ascertainable.

(e)
Sales Commissions  Compensation Deferral Agreements made with respect to Sales Commissions must be completed and returned to the Plan Sponsor prior to the first day of the Taxable Year in which the customer remits payment to the Plan Sponsor or Affiliate for which the Sales Commission is paid or, if applied consistently to all similarly situated Participants, the Taxable Year in which the sale occurs.

(f)
Investment Commissions  Compensation Deferral Agreements made with respect to Investment Commissions must be completed and returned to the Plan Sponsor prior to the first day of the Taxable Year in which falls the date that is twelve (12) months before the date as of which the overall value of the assets or asset accounts is determined for purposes of calculating the Investment Commission.

2.4
Subsequent Changes in Form of Payment  A Participant may elect to change the form of payment of amounts distributable upon a Separation from Service or death, provided, however, that any such election shall be effective only if:

(a)	the election does not accelerate the time or schedule of any payment within the meaning of Code § 409A;

(b)	the election does not take effect until at least twelve 12 months after the date on which the election is made; and

(c)
except in the case of a payment to be made following death, the first payment with respect to which such election is made is deferred for a period of 5 years from the date such payment would otherwise have been made.

The Plan Administrator shall have sole and absolute discretion to decide whether such a request shall be approved but may approve no more than one such request for any Participant with respect to Compensation Deferrals and Matching and Discretionary Credits with respect to a Taxable Year.

2.5
Matching Credits and Discretionary Credits  The Plan Sponsor may adjust the Account of a Participant with matching or discretionary credits.  The amount of the Discretionary Credits and/or Matching Credits and the formula(s) for allocating such credits will be selected by the Plan Sponsor in the Adoption Agreement.

2.6
Establishing a Reserve for Plan Liabilities  The Plan Sponsor may, but is not required to, establish one or more Trusts to which the Plan Sponsor may transfer such assets as the Plan Sponsor determines in its sole discretion to assist in meeting its obligations under the Plan.  Any such assets shall be the property of the Plan Sponsor and remain subject to the claims of the Plan Sponsor’s creditors, to the extent provided under any Trust established with respect to such Plan Sponsor.  The Trustee shall have no duty to determine whether the amounts forwarded by the Plan Sponsor are the correct amount or that they have been transmitted in a timely manner.

ARTICLE III

PARTICIPANT ACCOUNTS AND REPORTS

3.1
Establishment of Accounts  The Plan Administrator shall establish and maintain individual recordkeeping accounts and subaccounts, as applicable, on behalf of each Participant for purposes of determining each Participant’s benefits under the Plan.  A Participant’s Account does not represent the Participant’s ownership of, or any ownership interest in, any assets which may be set aside to satisfy the Plan Sponsor’s obligations under the Plan.

3.2	Account Maintenance As of each Valuation Date, the Plan Administrator shall credit each Participant’s Account with the following:

(a)	An amount equal to any Compensation Deferrals made by the Participant since the last Valuation Date;

(b)	An amount equal to any Matching Credits or Discretionary Credits, and any forfeitures, if applicable, since the last Valuation Date; and

(c)	An amount equal to deemed Investment Credits under Section 3.3 below since the last Valuation Date.

As of each Valuation Date, the Plan Administrator shall debit each Participant’s Account with the following:

(d)	An amount equal to any distributions to be made from the Plan to the Participant or Beneficiary, as described below, not previously debited from the Participant’s Account; and

(e)	An amount equal to deemed Investment Debits under Section 3.3 below since the last Valuation Date; and

(f)	An amount equal to any forfeitures incurred by the Participant since the last Valuation Date.

The amount of any lump sum payment to be made to a Participant or Beneficiary under the Plan will be debited from the Participant’s Account as of the last Valuation Date of the month preceding the month as of which the payment will be made.

3.3	Investment Credits and Debits The Accounts of Participants shall be adjusted for Investment Credits and Debits in accordance with this Section 3.3.

Each Participant’s Compensation Deferrals, Matching Credits and Discretionary Credits shall be credited with earnings at the Benefit Benchmark rate, provided, however, that if a Participant’s Account is paid in the form of installments, earnings on the Account for all periods after the first installment payment shall be credited at the average of the Benefit Benchmark rates on the account over the 36 months immediately preceding the commencement of benefit payment..  As of each Valuation Date, the Plan Administrator shall adjust the Account of each Participant for earnings with respect to the then balance of the Participant’s Account.

Notwithstanding the Benefit Benchmark established under the Plan, the Plan Sponsor shall be under no obligation to actually invest any amounts to achieve such Benefit Benchmark, and such Benefit Benchmark shall be used solely to determine the amounts by which the Participant’s Account shall be adjusted under this Article III.

3.4
Participant Statements   The Plan Administrator shall provide each Participant with a statement showing the credits and debits from his or her Account during the period from the last statement date.  Such statement shall be provided to Participants as soon as administratively feasible following the end of each Taxable Year and on such other dates as agreed to by the Plan Sponsor and the party maintaining Participant records.

ARTICLE IV

WITHHOLDING OF TAXES

4.1
Withholding from Compensation  For any Taxable Year in which Compensation Deferrals, Matching Credits and/or Discretionary Credits are made to or vested within the Plan (as applicable), the Plan Sponsor shall withhold the Participant’s share of income, FICA and other employment taxes from the portion of the Participant’s Compensation not deferred.  If deemed appropriate by the Plan Sponsor, all or any portion of a benefit under the Plan may be distributed in certain instances where necessary to facilitate compliance with applicable withholding requirements to the extent such distribution would not result in adverse tax consequences under Code § 409A.  The amount of any such distribution shall not exceed the amount necessary to comply with applicable withholding requirements.

4.2
Withholding from Benefit Distributions  The Plan Sponsor (or the Trustee of the Trust, as applicable) shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Plan Sponsor, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Plan Sponsor.

ARTICLE V

VESTING

5.1
Vesting  A Participant shall be immediately vested in (i.e., shall have a non-forfeitable right to) all Compensation Deferrals credited to his or her Account, including any Investment Credits or Debits associated therewith.  The Plan Sponsor shall specify in the Adoption Agreement the vesting provisions applicable to any Discretionary Credits or Matching Credits allocated to the Accounts of Participants.  Upon a Distributable Event, except as otherwise provided under the Plan, any amount of the benefit payment credited to the Account of the Participant that is not vested shall be forfeited.  Forfeitures incurred by a Participant shall reduce the amounts credited to a Participant’s Account, but shall not be reallocated to the Accounts of other Participants unless otherwise specified in the Adoption Agreement.  A distribution for a Domestic Relations Order Payment under Section 6.6 shall be made from the Account of the Participant only to the extent it is vested.

ARTICLE VI

PAYMENTS

6.1
Benefits  Except as otherwise provided under the Plan, a Participant’s or Beneficiary’s benefit payable under the Plan shall be based on the value of the Participant’s vested Account as of the last Valuation Date of the month preceding the month in which the benefit is paid or commences.  If applicable, installment payments paid in the year of a Participant’s Distributable Event shall be based on the value of the Participant’s vested Account, measured on the last Valuation Date of the month preceding the month in which the installment payments commence (or would have commenced if the Participant had not been a Specified Employee), and shall be equal to 1/n (where ‘n’ is equal to the total number of monthly benefit payments not yet distributed).  Subsequent installment payments shall be computed in a consistent manner except that the amount of installment payments in any year following the year in which installment payments commence will be based on the value of the Participant’s Account as of the last Valuation Date of the preceding year.  For purposes of Code § 409A, installment payments shall be treated as a single payment.  Notwithstanding a Participant’s election regarding the form of any payment, the Plan Sponsor shall make a De Minimis Distribution, as elected by the Plan Sponsor in the Adoption Agreement, and pay the Participant’s or Beneficiary’s benefit in a single lump-sum payment.  In no event, will a Participant’s right to a benefit under this Plan give such Participant a secured right or claim on any assets set aside by the Plan Sponsor to meet its obligations under the Plan.  All payments from the Plan shall be subject to applicable tax withholding and shall commence (or be fully paid, in the event a lump sum form of distribution was selected) no later than ninety (90) days after the occurrence of the Distributable Event, except as otherwise provided herein.

6.2
Separation from Service Payment  In the event of a Participant’s Separation from Service, the Participant’s vested Account shall be paid in the form of a cash lump sum or, if elected by the Participant, in monthly cash payments (over a period of three (3), five (5), then (10), or fifteen (15) years).  Election of the form of the Separation from Service Payment must be provided to the Plan Administrator at the time the Participant first enters into a Compensation Deferral Agreement.  A Participant shall be permitted to elect different forms of payment for a Separation from Service that occurs before the Participant attains age 55 and a Separation from Service that occurs after the Participant attains age 55.

Notwithstanding a Participant’s election regarding the form of the Separation from Service Payment, the Plan Sponsor shall make a De Minimis Distribution, as elected by the Plan Sponsor in the Adoption Agreement, and pay the Participant’s or Beneficiary’s benefit in a single lump-sum payment.

Notwithstanding the foregoing, a distribution resulting from a Separation from Service by a Participant who is a Specified Employee on the date of Separation from Service shall be made within the ninety (90) days following the date that is 6 months after the Separation from Service or, if earlier, within the ninety (90) days following the death of the Specified Employee.  The first payment made following the 6-month period described in the preceding sentence shall include all payments that otherwise would have been made after Separation from Service but for the delay required by this paragraph.

6.3	Conflict of Interest Divestiture The Plan Administrator shall pay to a Participant all or a portion of the Participant’s vested Account to the extent

(a)	necessary for any Participant who is Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government; or

(b)
reasonably necessary to avoid the violation of an applicable Federal, state or local ethics or conflicts of interest law (including when such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would not otherwise be able to participate under an applicable rule).

The Plan Administrator shall have complete discretion to determine whether the Participant’s circumstances meet the requirements for a Conflict of Interest Divestiture and the amount of any distribution.  A distribution under this Section shall be made at such time and in such form otherwise available under the Plan as shall be necessary to comply with an applicable ethics agreement or to avoid the violation of an applicable ethics or conflict of interest law.

6.4
Death Benefit  In the event of the Participant’s death, the Participant’s vested Account as of the date of death shall be paid to the Participant’s Beneficiary (or, if applicable, in accordance with Section 6.10).  The amounts deferred by a Participant for any Taxable Year shall be paid pursuant to this Section in the form of a cash lump sum or, if elected by the Participant, in annual cash installments over the period elected by the Participant in the Compensation Deferral Agreement for such Taxable Year, or as changed pursuant to Section 2.4.

6.5
Domestic Relations Order Payment  If it is necessary to comply with a Domestic Relations Order, whether before or after the Participant has otherwise incurred a Distributable Event or commenced receiving payments from the Plan, the Plan Administrator, shall pay to the Spouse, former Spouse, child, or other dependent of the Participant, as specified in the Domestic Relations Order, the amount from the Participant’s vested Account required to comply with the Domestic Relations Order.  The Plan

Administrator shall have complete discretion to determine whether the circumstances of the Participant meet the requirements for a Domestic Relations Order Payment under this Section.  If the request for a payment due to a Domestic Relations Order is approved, the distribution shall be made at such time and in such form of payment otherwise available under the Plan as shall be necessary to comply with the Domestic Relations Order.

6.6
Unforeseeable Emergency Distribution  If a Participant has an Unforeseeable Emergency, as defined herein, the Plan Administrator may pay to the Participant that portion of his or her vested Account which the Plan Administrator determines is reasonably necessary to satisfy the emergency.  The amounts distributed to the Participant as a result of an Unforeseeable Emergency may not exceed the amounts reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cancellation of Compensation Deferrals pursuant to Section 7.1.  A Participant requesting an Unforeseeable Emergency Distribution shall apply for the payment in writing on a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.  The Plan Administrator shall have complete discretion to determine whether the financial hardship of the Participant constitutes an Unforeseeable Emergency under the Plan.  If, subject to the sole discretion of the Plan Administrator, the request for a withdrawal is approved, the distribution shall be made within ninety (90) days after the date of approval by the Plan Administrator.

6.7
Election to Receive Interim Distributions  A Participant may make an election, at the time he or she files a Compensation Deferral Agreement for a given Taxable Year, to have those Compensation Deferrals to which the agreement relates paid to him or her at an Interim Distribution Date designated by the Participant.  Such Compensation Deferrals, adjusted to reflect Investment Credits and Debits, shall be payable in a single cash lump sum payment within ninety (90) days after an applicable Interim Distribution Date.  The Participant’s selection of an Interim Distribution Date is irrevocable, except as provided in Section 2.4,  and must comply with the definition of Interim Distribution Date under Section 1.24.  Notwithstanding a Participant’s advance election to designate Interim Distribution Dates, the amounts which would otherwise be subject to such Interim Distribution Dates shall be distributable upon a Distributable Event pursuant to the Plan, if such Distributable Event occurs prior to an applicable Interim Distribution Date.  Matching Credits and Discretionary Credits shall not be payable at an Interim Distribution Date.

6.8
Payment upon Income Inclusion Under § 409A  If the Plan Administrator determines at any time that the Plan fails to meet the requirements of Code § 409A with respect to a Participant, the Plan Administrator shall pay to the Participant the amount credited to the Participant’s vested Account that is required to be included in income as a result of such failure.

6.9
Permissible Delay in Payments  A payment may be delayed beyond the distribution date otherwise provided for under the Plan in one or more of the circumstances below, if the Plan Sponsor so elects in the Adoption Agreement.

(a)
Payments Subject to Code § 162(m)  A payment, including any portion thereof, will be delayed when the Plan Sponsor reasonably anticipates that its deduction with respect to such payment otherwise would be eliminated by application of Code § 162(m), provided that the payment is made either during the Participant’s first Taxable Year in which the Plan Sponsor reasonably anticipates (or should reasonably anticipate) that if the payment is made during such year the deduction of such payment will not be barred by Code § 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Plan Sponsor’s taxable year in which the Participant has a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service, and provided further that when any scheduled payment to a Participant in the Plan Sponsor’s taxable year is delayed in accordance with this Section, all scheduled payments to such Participant that could be delayed in accordance with this Section are also delayed.  When a payment is delayed to a date on or after the Participant’s Separation from Service, the payment shall be treated as a payment upon a Separation from Service and, in the case of a Specified Employee, the date that is 6 months after a Participant’s Separation from Service is substituted for any reference to a Participant’s Separation from Service in the foregoing provisions of this Section.

(b)
Violation of Federal Securities Laws or Other Applicable Law  A payment will be delayed when the Plan Sponsor reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment will be made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the payment will not cause such violation.  The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

6.10
Beneficiary Designation  A Participant shall have the right to designate a Beneficiary and to amend or revoke such designation at any time in writing.  Such designation, amendment or revocation shall be effective upon receipt by the Plan Administrator.  If the Beneficiary is a minor or incompetent, benefits may be paid to a legal guardian, trustee, or other proper representative of the Beneficiary, and such payment shall completely discharge the Plan Sponsor and the Plan of all further obligations hereunder.

If no Beneficiary designation is made, or if the Beneficiary designation is held invalid, or if no Beneficiary survives the Participant and benefits are determined to be payable following the Participant’s death, the Plan Administrator shall direct that payment of benefits be made to the person or persons in the first of the below categories in which there is a survivor.  The categories of successor beneficiaries, in order, are as follows:

(a)  Participant’s Spouse;

(b) Participant's Domestic Partner, if elected by the Plan Sponsor in the Adoption Agreement;

(c) Participant's descendants, per stirpes (eligible descendants shall be determined by the intestacy laws of the state in which the decedent was domiciled);

(d)  Participant’s parents;

(e) Participant’s brothers and sisters (including step brothers and step sisters); and

(f)  Participant’s estate.

6.11
Claims Procedure  Any person who claims entitlement to a benefit that has not been timely paid under the terms of the Plan shall submit a claim to the Plan Administrator in writing.  The Plan Administrator has complete discretion and authority to interpret and construe any provision of the Plan, and its decisions regarding claims for benefits hereunder are final and binding.

(a)
Presentation of Claim.  Any Participant, Beneficiary or person claiming benefits under the Plan (such Participant, Beneficiary or other person being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to benefits distributable to such Claimant from the Plan.  The claim must state with particularity the determination desired by the Claimant.

Any claim by a Participant that a payment made under the Plan is less than the amount to which the Participant is entitled must be made in writing pursuant to the foregoing provisions of this Section within 180 days after the date of such payment.  Notwithstanding any other provision of the Plan, including the provisions of Section 5.1, a Participant shall forfeit all rights to any amounts claimed if the Participant fails to make claim as provided in the preceding sentence.

(b)	Notification of Decision The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)
that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)
a description of the claim review procedure set forth in Section 6.12(c) below, including information regarding any applicable time limits and a statement regarding the Claimant’s right to bring an action under ERISA §502(a) following an adverse determination on review; and

(5)
if the decision involved the Disability of the Participant, information regarding whether an internal rule or procedure was relied upon in making its decision and that the Claimant can request a copy of such rule or procedure, free of charge, upon request.

The Plan Administrator will notify the Claimant of an adverse decision within ninety (90) days after the date the claim was received, unless the Plan Administrator determines there are special circumstances that require an extension of time in which to make a decision.  If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 90-day period.  The notice will include a description of the special circumstances requiring an extension of time and an estimate of the date it expects a decision to be made.  The extension shall not exceed an additional 90-day period.

If the adverse decision relates to a claim involving the Disability of the Participant, the Plan Administrator will notify the Claimant of an adverse decision within forty-five (45) days after the date the claim was received, unless the Plan Administrator determines that matters beyond its control require an extension of time in which to make a decision.  If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 45-day period.  The notice will include a description of the circumstances necessitating the extension and an estimate of the date it expects a decision to be made.  The extension shall not exceed an additional 30-day period unless, within the 30-day period the Plan Administrator again determines that more time is needed due to matters beyond its control, in which case notice of the need for not more than an additional thirty (30) days is provided to the Claimant before the first 30-day period expires.  The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made.  Any extension notice will include information regarding the standards on which a determination of Disability will be made, the outstanding issues which prevent a decision from being made, and any additional information which is needed in order to reach a decision.  The Claimant will have forty-five (45) days to supply any additional information.

If the Plan Administrator notifies the Claimant of the need for an extension of time to make a decision regarding his or her claim in accordance with this Section 6.12(b), and the extension is needed due to the Claimant’s failure to provide information necessary to decide the claim, the period of time in which the Plan Administrator must make a decision does not include the time between the date the notice of the extension was sent to the Claimant and the date the Claimant responds to the request for additional information.

(c)
Review of a Denied Claim  Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim.  During the 60-day review period, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review relevant documents;

(ii)	may submit written comments or other documents relating to the claim;

(iii)	may request access to and copies of all relevant documents, free of charge;

(iv)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

The Plan Administrator will consider all documents and other information submitted by the Claimant in reviewing its previous decision, including documents not available to or considered by it during its initial determination.

If the appeal relates to a determination of the Plan Administrator involving the Disability of the Participant, the Claimant will have one-hundred-eighty (180) days following receipt of a denial to file a written request for review.  In such event, no deference shall be given to the initial benefit determination, and the review shall be conducted by an appropriate fiduciary who is someone other than the individual who made the initial determination or a subordinate of such individual.  If the initial determination was based in whole or in part on a medical judgment, the reviewer shall consult with an appropriately trained and experienced health care professional, and shall disclose the identity of any experts who provided advice with regard to the initial decision.  The health care professional whose advice is sought during the appeal process will not be an individual who was consulted during the initial determination, nor a subordinate of such an individual.

(d)
Decision on Review  The Plan Administrator shall render its decision on   review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within one-hundred-twenty (120) days after such date.  If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 60-day period.  The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made.  Such decision must be written in a manner calculated to be understood by the Claimant, and if the decision on review is adverse it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii)	a statement that the Claimant may receive, upon request and free of charge, access to and copies of relevant documents and information;

(iv)	a statement describing any voluntary appeal procedures under the Plan and the Claimant’s right to bring an action under ERISA §502(a);

(v)
if the decision involved the Disability of the Participant, information regarding whether an internal rule or procedure was relied upon in making its decision and that the Claimant can request a copy of such rule or procedure, free of charge, upon request;

(vi)
if the decision involved the Disability of the Participant, a statement  that the Claimant and the Plan may have other voluntary alternative dispute resolution options, such as mediation, and that the Claimant may find out what options are available by contacting the local U.S. Department of Labor Office and the state insurance regulatory agency; and

(vii)	such other matters as the Plan Administrator deems relevant.

If the appeal involves the Disability of the Participant, the decision of the Plan Administrator will be made within forty-five (45) days after the filing of the written request for review, unless special circumstances require additional time, in which case the Plan Administrator’s decision will be made within ninety (90) days after the date the request was filed.  If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 45-day period.  The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made.

If the Plan Administrator notifies the Claimant of the need for an extension of time to make a decision regarding his or her appeal in accordance with this Section 6.12(d), and the extension is needed due to the Claimant’s failure to provide information necessary to decide the appeal, the period of time in which the Plan Administrator must make a decision does not include the time between the date the notice of the extension was sent to the Claimant and the date the Claimant responds to the request for additional information.

(e)	Disputed Payments under Code § 409A If the Plan Sponsor or any Affiliate fails to make a payment, in whole or in part, that is payable as of a date specified under the terms of the Plan, the payment will be treated as made upon the date specified under the Plan for purposes of Code § 409A if the Claimant accepts the portion (if any) of the payment that the Plan Sponsor or Affiliate is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amounts), makes prompt and reasonable good faith efforts to collect the remaining portion of the payment, and any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first calendar year in which the Claimant and the Plan Sponsor or Affiliate enter into a legally binding settlement of such dispute, the Plan Sponsor or Affiliate concedes the amount is payable or the Plan Sponsor or Affiliate is required to made such payment pursuant to a final, binding and nonappealable judgment or other binding decision.  For purposes of this Section, efforts to collect a payment will be presumed not to be prompt, reasonable, good faith efforts unless the Claimant provides notice to the Plan Administrator within 90 days of the latest date upon which a payment could have been timely made in accordance with the terms of the Plan and unless, if not paid, the claimant takes further enforcement measures within 180 days after such latest date.

ARTICLE VII

CANCELLATION OF DEFERRALS

7.1
Unforeseeable Emergency  If a Participant has an Unforeseeable Emergency, as defined herein, the Plan Administrator may cancel all future Compensation Deferrals pertaining to Compensation not yet earned and required to be made pursuant to the Participant’s current Compensation Deferral Agreement if reasonably necessary to satisfy the Participant’s financial hardship subject to the standards and requirements for an Unforeseeable Emergency Distribution set forth in Section 6.7.  If a Participant receives a hardship distribution from a qualified plan of the Plan Sponsor pursuant to Code § 401(k)(2)(B)(IV), the Plan Administrator shall cancel all future Compensation Deferrals pertaining to Compensation not yet earned and required to be made pursuant to the Participant’s current Compensation Deferral Agreement, and the Participant will be prohibited from making Compensation Deferrals under the Plan for at least six (6) months after receipt of the hardship distribution or such longer period as may be prescribed by the qualified plan.  The Participant’s eligibility for Employer Matching Credits and/or Employer Discretionary Credits shall be similarly canceled, and the Participant shall be eligible to defer Compensation again at a later time only as provided under Article II.

7.2
Disability  The Plan Administrator may cancel all future Compensation Deferrals pertaining to Compensation not yet earned and required to be made pursuant to a Participant’s current Compensation Deferral Agreement if the Participant becomes disabled.  For purposes of this Section, a Participant becomes disabled if the Participant has a medically determinable physical or mental impairment that causes him to be unable to perform the duties of his position or any substantially similar position and such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.  Such cancellation must be made, if at all, by the end of the Taxable Year in which (or, if later, by the fifteenth day of the third month after) the Participant becomes disabled.  The Participant shall be eligible to defer Compensation again at a later time only as provided under Article II.

ARTICLE VIII

PLAN ADMINISTRATION

8.1
Appointment The Plan Administrator shall serve at the pleasure of the Board and the Executive Committee of the Board, which shall have the right to remove the Plan Administrator at any time.  The Plan Administrator shall have the right to resign upon thirty (30) days’ written notice to the Board or the Executive Committee of the Board.

8.2	Duties of Plan Administrator The Plan Administrator shall be responsible to perform all administrative functions of the Plan. These duties include but are not limited to:

(a)	Communicating with Participants in connection with their rights and benefits under the Plan;

(b)	Reviewing Benefit Benchmark elections received from Participants;

(c)	Arranging for the payment of taxes (including income tax withholding), expenses and benefit payments to Participants under the Plan;

(d)	Filing any returns and reports due with respect to the Plan;

(e)	Interpreting and construing Plan provisions and settling claims for Plan benefits;

(f)	Serving as the Plan’s designated representative for the service of notices, reports or claims (other than service of legal process);

(g)	Employing any agents such as accountants, auditors, attorneys, actuaries or other professionals as it deems necessary in the performance of its duties.

8.3
Plan Sponsor  The Plan Sponsor has sole responsibility for the establishment and maintenance of the Plan.  The Plan Sponsor through its Board or the Executive Committee of the Board shall have the power and authority to appoint and remove the Plan Administrator and Trustee.  The Plan Sponsor may delegate any of its powers to the Plan Administrator, Board member or a committee of the Board.

8.4
Plan Administration and Interpretation  The Plan Administrator shall have complete discretionary control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan or any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan.  Such interpretation and decision shall be final, conclusive, and binding on all Participants and any person claiming under or through any Participant.  Any individual serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Plan Sponsor, or other party.  The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.  All reasonable costs, charges and expenses incurred by the Plan Administrator or the Trustee in connection with the administration of the Plan or the Trust shall be paid by the Plan Sponsor.  If not so paid, such costs, charges and expenses shall be charged to the Trust, if any, established in connection with the Plan.  The Trustee shall be specifically authorized to charge its fees and expenses directly to the Trust.  If the Trust has insufficient liquid assets to cover the applicable fees, the Trustee shall have the right to liquidate assets held in the Trust to pay any fees or expenses due.  Notwithstanding the foregoing, no Compensation other than reimbursement for expenses shall be paid to a Plan Administrator who is an employee of the Plan Sponsor.

8.5
Powers, Duties, Procedures  The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursement and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish, each consistently with the terms of the Plan.

8.6
Information  To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of Participants, their employment, retirement, death, Separation from Service, and such other pertinent facts as the Plan Administrator may require.

8.7
Indemnification of Plan Administrator  The Plan Sponsor agrees to indemnify and to defend to the fullest extent permitted by law any officer(s), employee(s) or Board members who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Plan Sponsor) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE IX

TRUST FUND

9.1
Trust  The Plan Sponsor may establish a Trust for the purpose of accumulating assets which may, but need not be used, by the Plan Sponsor to satisfy some or all of its financial obligations to provide benefits to Participants under this Plan.  Any trust created under this Section 9.1 shall be domiciled in the United States of America, and no assets of the Plan shall be held or transferred outside the United States.  All assets held in the Trust shall remain the exclusive property of the Plan Sponsor and shall be available to pay creditor claims of the Plan Sponsor in the event of insolvency, to the extent provided under any Trust established with respect to such Plan Sponsor.  The assets held in Trust shall be administered in accordance with the terms of the separate Trust Agreement between the Trustee and the Plan Sponsor.

9.2
Unfunded Plan   In no event will the assets accumulated by the Plan Sponsor in the Trust be construed as creating a funded Plan under the applicable provisions of ERISA or the Code, or under the provisions of any other applicable statute or regulation.  Any funds set aside by the Plan Sponsor in Trust shall be administered in accordance with the terms of the Trust.

9.3
Assignment and Alienation  No Participant or Beneficiary of a deceased Participant shall have the right to anticipate, assign, transfer, sell, mortgage, pledge or hypothecate any benefit under this Plan.  The Plan Administrator shall not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law.

ARTICLE X

AMENDMENT AND PLAN TERMINATION

10.1
Amendment  The Plan Sponsor identified in Section I of the Adoption Agreement, through its Board or the Executive Committee of the Board, shall have the right to amend this Plan without the consent of any Participant or Beneficiary hereunder, provided that no such amendment shall have the effect of reducing any of the vested benefits to which a Participant or Beneficiary has accrued a right as of the effective date of the amendment, and no amendment shall reduce the rate of earnings under the Benefit Benchmark with respect to amounts credited to a Participant’s Account as of the end of the year in which the amendment is adopted or effective, whichever is later.  Notwithstanding the foregoing, the Plan Sponsor identified in Section I of the Adoption Agreement shall have the right to amend this Plan in any manner whatsoever without the consent of any Participant or Beneficiary to comply with or avoid the application of the requirements of Code §409A and any binding guidance thereunder to avoid adverse tax consequences or to preserve the favorable tax treatment of benefits paid or payable under the Plan even if such amendment has the affect of reducing a vested benefit or existing right of a Participant or Beneficiary hereunder.

10.2
Plan Termination  The Plan Sponsor identified in Section I of the Adoption Agreement, through its Board or the Executive Committee of the Board, may terminate or discontinue the Plan in whole or in part at any time.  No further Discretionary Credits or Matching Credits shall be made following Plan Termination, and no further Compensation Deferrals shall be permitted after the Taxable Year in which the Plan Termination occurs, except that the Plan Sponsor shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as of the effective date of termination (following any adjustments to such Accounts in accordance with Article III hereof).  If the Plan is terminated in accordance with this Section 10.2, the Plan Administrator shall make distribution of the Participant’s vested benefit upon the occurrence of a Distributable Event with respect to a Participant.  A Participant’s vested benefit shall be adjusted to reflect Investment Credits and Debits for all Valuation Dates between Plan Termination and the occurrence of a Participant’s Distributable Event.

10.3	Plan Termination Following a Change in Control Event If, as elected by the Plan Sponsor in the Adoption Agreement:

(a)	a Change in Control Event constitutes a Plan Termination; or

(b)	within the 30 days preceding or the 12 months following a Change in Control Event, the Plan Sponsor takes irrevocable action to terminate the Plan,

the Plan will be terminated and liquidated with respect to the Participants of each corporation that experienced the Change in Control Event.  The Plan will be terminated under this Section 10.3 only if all other arrangements sponsored by the Plan Sponsor experiencing the Change in Control Event that would be aggregated with the Plan as a single plan under Code § 409A are also terminated, so all participants under such aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months after the date the Plan Sponsor takes all necessary action to terminate the Plan and the other arrangements.  For purposes of this Section 10.3, when the Change of Control Event results from an asset purchase transaction, the applicable Plan Sponsor with the discretion to terminate the Plan and the other arrangements is the Plan Sponsor that is primarily liable immediately after the transaction for the payment of deferred compensation.  Upon a Plan Termination Following a Change in Control Event, no further Compensation Deferrals or Employer Discretionary Credits or Employer Matching Credits shall be made, and  the Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as soon as practicable following date on which the Plan Sponsor irrevocably takes all necessary action to terminate the Plan (following any final adjustments to such Accounts in accordance with Article III hereof), but not later than 12 months following such date.

10.4
Plan Termination Following a Corporate Dissolution  The Plan Sponsor, through its Board or the Executive Committee of the Board, in its discretion may terminate and liquidate the Plan and make the payments provided below within 12 months after a Corporate Dissolution provided that the value of the Participants’ vested benefits is included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the year in which the amount is actually or constructively received):

(a)	the calendar year in which the Plan Termination occurs;

(b)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment is administratively practicable.

Upon a Plan Termination Following a Corporate Dissolution, no further Compensation Deferrals or Employer Discretionary Credits or Employer Matching Credits shall be made, and the Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as of the effective date of termination (following any final adjustments to such Accounts in accordance with Article III hereof).

10.5
Plan Termination in Connection with Termination of Certain Similar Arrangements  The Plan Sponsor, through its Board or the Executive Committee of the Board, in its discretion may terminate the Plan and make the distribution provided below provided that

(a)	the termination does not occur proximate to a downturn in the financial health of the Plan Sponsor and its Affiliates;

(b)	the Plan Sponsor terminates all other arrangements that would be aggregated with the Plan as a single plan under Code § 409A if the same Participant had deferrals of compensation under all of the other arrangements;

(c)
no payments in liquidation of the Plan are made within 12 months after the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan, other than payments that would be payable under the terms of the Plan if action to terminate the Plan had not occurred;

(d)	all payments are made within 24 months after the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan; and

(e)
neither the Plan Sponsor nor any Affiliate adopts a new plan that would be aggregated with any terminated plan or arrangement under the definition of what constitutes a plan for purposes of Code §409A if the same Participant participated in both arrangements, at any time within 3 years following the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan.

Upon a Plan Termination in Connection with the Termination of Certain Similar Arrangements, no further Employer Discretionary Credits or Employer Matching Credits shall be made, and no further Compensation Deferrals shall be made after the Taxable Year in which the Plan Termination in Connection with the Termination of Certain Similar Arrangements occurs.  The Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as soon as practicable after distributions are permissible under Code § 409A (following any final adjustments to such Accounts in accordance with Article III hereof).

10.6
Effect of Payment  The full payment of the balance of a Participant’s vested Account under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan and each of the Participant’s Compensation Deferral Agreements shall terminate.

ARTICLE XI

MISCELLANEOUS

11.1
Total Agreement  This Plan document and the executed Adoption Agreement, Compensation Deferral Agreement, Beneficiary designation and other administration forms shall constitute the total agreement or contract between the Plan Sponsor and the Participant regarding the Plan.  No oral statement regarding the Plan may be relied upon by a Participant or Beneficiary.  The Plan Sponsor or Plan Administrator shall have the right to establish such procedures as are necessary for the administration or operation of the Plan or Trust, and such procedures shall also be considered a part of the Plan unless clearly contrary to the express provisions thereof.

11.2
Employment Rights  Neither the establishment of this Plan nor any modification thereof, nor the creation of any Trust or Account, nor the payment of any benefits, shall be construed as giving a Participant or other person a right to employment with the Plan Sponsor or any Affiliate or any other legal or equitable right against the Plan Sponsor of any Affiliate except as provided in the Plan.  In no event shall the terms of employment of any Eligible Individual be modified or in any way be affected by the Plan.

11.3
Non-Assignability  None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.

11.4
Binding Agreement  Any action with respect to the Plan taken by the Plan Administrator or the Plan Sponsor or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Plan Sponsor or other authorized party shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

11.5
Receipt and Release  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Sponsor, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including not being the age of majority) to give a valid receipt and release, the Plan Administrator may cause payment or payments becoming due to such person to be made to a legal guardian, trustee, or other proper representative of the Participant or Beneficiary without responsibility on the part of the Plan Administrator, the Plan Sponsor or the Trustee to follow the application of such funds.

11.6
Furnishing Information  A Participant or Beneficiary will cooperate with the Plan Administrator or any representative thereof by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

11.7	Compliance with Code § 409A Notwithstanding any provision of the Plan to the contrary, all provisions of the Plan will be interpreted and applied to comply with the requirements of Code §409A and any regulations and applicable binding guidance so as to avoid adverse tax consequences.  No provision of the Plan, however, is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid or payable hereunder, and neither the Plan Sponsor nor any Affiliate shall under any circumstances have any liability to a Participant or Beneficiary for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code § 409A.

11.8
Insurance  The Plan Sponsors, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as they may choose.  The Plan Sponsors or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Plan Sponsor shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Plan Sponsor have applied for insurance.

11.9
Governing Law  Construction, validity and administration of this Plan shall be governed by applicable Federal law and applicable state law in which the principal office of the Plan Sponsor is located, without regard to the conflict of law provisions of such state law.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.10	Headings and Subheadings Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the interpretation of the provisions hereof.

NONQUALIFIED DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT

The Plan Sponsor named below hereby establishes a Nonqualified Deferred Compensation Plan for Eligible Individuals as provided in this Adoption Agreement and the Basic Plan Document.

ARTICLE XII	Plan Sponsor Information

12.1	Name and Address of Plan Sponsor:

Great-West Life & Annuity Insurance Company
8515 E. Orchard Road
Greenwood Village, Colorado 80111

12.2	Plan Name: 2005 Executive Deferred Compensation Plan

12.3	Telephone Number: (303) 737-3000

12.4	Tax ID Number: 84-0467907

12.5	Tax Year End: December 31

ARTICLE XIII	Definitions

13.1	Compensation Shall mean (select one or more):

(a)	[ X ] Regular Salary

(b)	[ X ] Bonuses (Annual and not to include any amount earned under any other incentive plan, program or award)

(c)	[ ] Commissions

(d)	[ X ] Performance-Based Compensation

(e)	[ ] Director Fees

13.2	Domestic Partner Shall mean (select one):

(a) [ ]
An individual over age 18 in a committed relationship with the Participant which relationship includes the following characteristics: the parties have shared the same regular and permanent residence for at least six (6) months; neither party is legally married to any other person; the parties have no blood relationship that would preclude marriage; both parties have attained the age of legal majority in their state of residence; and the parties are financially interdependent.

(b) [ X ]	An individual who satisfies the following criteria:

 Has been registered with the Plan Sponsor in accordance with the procedure for such registration established by the Plan Sponsor.

(c) [ ]	The Plan does not recognize Domestic Partners.

13.3	Interim Distribution Date Shall mean (select one):

(a) [ ]
The first day of the Taxable Year in which falls the date that is three (3), five (5) or ten (10) years, as selected by the Participant at the time he or she files a Compensation Deferral Agreement, after the date on which the Compensation deferred under the Compensation Deferral Agreement would otherwise be payable, upon which a distribution shall be made in accordance with Section 6.8 of the Plan document.

(b) [ X ]	The first day of the Taxable Year selected by the Participant at the time he or she files a Compensation Deferral Agreement.

13.4	De Minimis Distributions (select one):

(a) [ ]	The Plan Sponsor shall not make De Minimis Distributions.

(b) [ X ]
The Plan Sponsor shall make De Minimis Distributions, and, notwithstanding the Participant’s election regarding the Separation from Service Payment, the Plan Sponsor shall pay the Participant’s benefit in a single lump sum payment, provided that:

(i)	the payment accompanies the termination and liquidation of the entirety of the Participant’s interest in the Plan and all Aggregated Plans, and

(ii)	the payment is not greater than (select one):

(1)	[ ] $ ______________ (select an amount no greater than the current applicable dollar limit under Code section 402(g)(1)(B)) ($15,500 for 2007) (the “Applicable Dollar Limit”)), or

(2)	[ X ] The Applicable Dollar Limit, as adjusted, for the Taxable Year in which the payment occurs.

13.5	Effective Date This is a (select one):

(a) [ ]	New Plan. The effective date of this new Plan is _____________________

(b) [ X ]
Restatement of an existing Plan.  The Plan was originally effective as of January 1, 1993.  The effective date of this restated Plan document and Adoption Agreement is January 1, 2008. This restated Plan document and Adoption Agreement apply to all amounts (select 1 or 2 and, if applicable, 3)

(i)	[ X ] deferred in taxable years beginning after December 31, 2004. An amount is considered deferred as of any date for purposes of this Section if the Participant has a legally binding right to be paid the amount and the right to the amount is earned and vested.

(ii)	[ ] ________________________________________

(iii)	[ ] Notwithstanding the foregoing, this restated Plan document and Adoption Agreement will not apply to the following amounts (describe, if applicable): __________________________________

ARTICLE XIV	Eligibility

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of §§201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan Sponsor should consult with counsel regarding eligibility under the “select group” standard.

An individual shall be an Eligible Individual as follows (select one or more):

14.1 [ X ]	If he or she is designated as an Eligible Individual by the Board of the Plan Sponsor.

14.2 [ ]	If he or she is designated, in writing, as an Eligible Individual by the Plan Administrator. The Plan Administrator will not vote or act on any matter regarding eligibility that relates solely to himself or herself.

14.3 [ ]	If he or she occupies one of the following positions:

14.4 [ ]	If his or her Compensation for a Taxable Year is expected to be greater than $ ____________

14.5 [ ]
If he or she is an Eligible Individual, as defined in III (a), (b) (c) or (d) above, of an Additional Adopting Plan Sponsor as listed on Exhibit A attached to this Adoption Agreement and is otherwise defined as an Eligible Individual under the Plan.

ARTICLE XV	Compensation Deferrals (select one or more):

15.1 [ X ]	A Participant’s Compensation Deferrals with respect to a Taxable Year shall be limited to a minimum of (select one or more):

(a)	[ X ] 5 % of a Participant’s Regular Salary

(b)	[ X ] 5 % of a Participant’s Bonus

(c)	[ ] % of a Participant’s Commissions

(d)	[ X ] 5 % of a Participant’s Performance-Based Compensation

(e)	[ ] % of a Participant’s Director Fees

15.2 [ X ]	A Participant's Compensation Deferrals with respect to a Taxable Year shall be limited to a maximum of (select one or more):

(a)	[ X ] 90 % of a Participant’s Regular Salary

(b)	[ X ] 90 % of a Participant’s Bonus

(c)	[ ] % of a Participant’s Commissions

(d)	[ X ] 90 % of a Participant’s Performance-Based Compensation

(e)	[ ] % of a Participant’s Director Fees

15.3 [ X ]	A Participant's Compensation Deferrals with respect to a Taxable Year shall be limited to a minimum of (select one or more):

(a)	[ X ] $ 2,500 of a Participant’s Regular Salary

(b)	[ ] $ of a Participant’s Bonus

(c)	[ ] $ of a Participant’s Commissions

(d)	[ ] $ of a Participant’s Performance-Based Compensation

(e)	[ ] $ of a Participant’s Director Fees

15.4 [ ]	A Participant's Compensation Deferrals with respect to a Taxable Year shall be limited to a maximum of (select one or more):

(a)	[ ] $ of a Participant’s Regular Salary

(b)	[ ] $ of a Participant’s Bonus

(c)	[ ] $ of a Participant’s Sales Credits

(d)	[ ] $ of a Participant’s Commissions

(e)	[ ] $ of a Participant’s Performance-Based Compensation

(f)	[ ] $ of a Participant’s Director Fees

ARTICLE XVI	Matching Credits

16.1	Matching Credits shall be determined in accordance with one or more of the following methods (select one or more):

(a)
  [     ]    The Plan Sponsor shall credit to the Account of each Participant __________% of such Participant's Compensation Deferrals.  Matching Credits shall be made based on Compensation Deferrals made each (select one):

(i)	[ ] Pay Period
(ii)	[ ] Taxable Year
(iii)	[ ] Other (specify):

(b)
  [     ]    The Plan Sponsor shall credit to the Account of each Participant _____% of such Participant's Compensation Deferrals that do not exceed _____% the Participant’s Compensation, plus _____% of the Participant’s Compensation Deferrals that exceed _____% of such Participant's Compensation but do not exceed _____% of the Participant's Compensation.  Matching Credits shall be made based on Compensation Deferrals made each (select one):

(i)	[ ] Pay Period
(ii)	[ ] Taxable Year
(iii)	[ ] Other (specify):

(c)	[ ] An amount determined and made at a time in the discretion of the Plan Sponsor.

16.2	Limitations on Matching Credits.

(a)	[ ] The Matching Credit shall not exceed $_______________ for any Participant.

(b)	[ ] The Plan Sponsor shall not provide a Matching Credit for any Compensation Deferral in excess of __________% of the Participant's Compensation.

16.3	Eligibility for Matching Credit (select one or more):

(a)	[ ] All Participants who have completed at least __________ Hours of Employment during the Taxable Year. The term “Hours of Employment” is defined as:

(b)	[ ] All Participants employed on the last day of a Taxable Year.

(c)	[ ] All Participants who satisfy the following conditions:

(d)	[ ] No eligibility conditions. All Participants who make Compensation Deferrals are eligible for Matching Credits.

ARTICLE XVII	Discretionary Credits

17.1	Amount of Discretionary Credit (select one or more):

(a)	[ X ] An amount determined at the discretion of the Plan Sponsor, which need not be uniform as to Participants.

(b)	[ ] An amount determined by the following formula:

17.2	Eligibility for Discretionary Credit (select one or more):

(a)	[ ] All Participants who have completed at least _____Hours of Employment during the Taxable Year. (The term “Hours of Employment” must be defined above.)

(b)	[ ] All Participants employed on the last day of a Taxable Year.

(c)	[ ] All Participants who satisfy the following conditions:

(d)	[ X ] No eligibility conditions. All Participants who are Eligible Individuals of the Plan Sponsor during the Taxable Year are eligible for Discretionary Credits.

ARTICLE XVIII	Vesting and Forfeitures (select one or more):

18.1 [ X ]	A Participant’s entire Account shall be 100% vested at all times.

18.2 [ ]
A Participant’s vesting schedule can be accelerated at the discretion of the Plan Administrator if such a change in vesting schedule is in writing.  The Plan Administrator will not vote or act on any matter regarding Vesting and Forfeitures that relates solely to himself or herself.

18.3 [ ]
The Participant shall at all times be one-hundred percent (100%) vested in his or her Compensation Deferrals, as well as in any hypothetical appreciation (or depreciation) specifically attributable to such Compensation Deferrals due to Investment Credits and Debits.  The Participant shall vest in Matching Credits and/or Discretionary Credits, as well as in any hypothetical appreciation (or depreciation) specifically attributable to such amounts due to Investment Credits and Debits, pursuant to the vesting schedule shown below.

Years of Service	Vesting Percentage
%
%
%
%
%
%

For purposes of the above schedule, a Participant shall earn a “Year of Service” as follows:

18.4 [ ]	A Participant’s entire Account shall become 100% vested upon (select one or more):

(a)	[ ] The Participant’s death while employed.

(b)	[ ] The Participant’s Disability while employed.

(c)	[ ] The Participant’s attainment of age ________ while employed.

(d)	[ ] A Plan Termination Following a Change in Control Event, if applicable.

(e)	[ ] A Conflict of Interest Divestiture.

(f)	[ ] The Participant’s involuntary Separation from Service Without Good Cause by the Plan Sponsor.

18.5 [ ]
A Participant who is otherwise vested in accordance with this Section VII shall nevertheless forfeit his or her vested Account (other than Compensation Deferrals and any hypothetical appreciation or depreciation specifically attributable to such Compensation Deferrals) under the following circumstances (please specify):

18.6 [ ]
Any forfeitures under the Plan shall be credited to the Account of each Participant other than the Participant whose Account generated the forfeiture in the same proportion that each such Participant’s Account as of the end of the Taxable Year in which the forfeiture occurred bears to the Accounts of all such Participants as of the same date.

ARTICLE XIX	Delay in Payment (select one or more):

An amount otherwise required to be paid under the Plan shall be delayed if the payment

19.1 [ X ]	Is subject to Code §162(m).

19.2 [ X ]	Violates federal securities laws or certain other applicable law.

ARTICLE XX	Change in Control Event

20.1	A Change in Control Event shall be defined as (election applies only to Plan Sponsors that are corporations; select one or more):

(a)	[ ] A Change in Ownership of the Corporation.

(b)	[ ] A Change in the Effective Control of the Corporation.

(c)	[ ] A Change in Ownership of a Substantial Portion of a Corporation’s Assets.

20.2	The occurrence of a Change in Control Event shall (select one):

(a)	[ ] not, under any circumstances, including the discretion of the Plan Sponsor, constitute a Plan Termination Following a Change in Control Event.

(b)	[ ] constitute a Plan Termination Following a Change in Control Event.

(c)	[ X ] may constitute a Plan Termination Following a Change in Control Event, at the discretion of the Plan Sponsor, within 12 months after a Change in Control Event.

ARTICLE XXI	Signatures

This Nonqualified Deferred Compensation Plan, including this Adoption Agreement, has been designed to permit Participants to defer Federal and state income tax on amounts credited to their Accounts until a later Taxable Year.  The Plan Sponsor adopting this Plan should consult with tax counsel regarding the consequences of adopting this Plan to both the Plan Sponsor and Participants and the effect an amendment or restatement of an existing plan using this Plan Document may have, if any, under Code §409A.  Registration of interests under this Nonqualified Deferred Compensation Plan may be required under securities law.  Independent legal counsel should be consulted with respect to securities law issues.  By executing this Adoption Agreement, the Plan Sponsor acknowledges that no representations or warranties as to the legal consequences (including the tax and securities law consequences) to the Plan Sponsor and Participants of the operation of this Plan have been made by the entity that has provided this Plan document and Adoption Agreement.

The Plan and this accompanying Adoption Agreement were adopted by the Plan Sponsor the 24th day of March, 2009.

Executed for the Plan Sponsor by:	Graham R. McDonald

Title of Individual:	Senior Vice President, Corporate Resources

Signature:	/s/ Graham R. McDonald

Executed for the Plan Sponsor by:	Glen R. Derback

Title of Individual:	Senior Vice President and Controller

Signature:	/s/ Glen R. Derback

EXHIBIT A
ADDITIONAL ADOPTING PLAN SPONSORS

In accordance with paragraph 1.32 of the Basic Plan Document, the Plan Sponsor has consented to allow the following entities to participate in the Plan:

All wholly owned subsidiaries of the Plan Sponsor